Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com
Six Flags Announces First Quarter 2019 Earnings
Revenue from Membership Program Accelerates Resulting in All-Time High Guest Spending Per Capita
GRAND PRAIRIE, Texas — April 23, 2019 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that revenue for the first quarter of 2019 was $128 million and attendance was 2.2 million guests. Revenue declined $1 million or 1 percent from the first quarter of 2018, driven by a 189,000 or 8 percent decrease in the number of guests visiting Six Flags parks that was almost entirely offset by a 5 percent increase in total guest spending per capita and an increase in revenue from international agreements. When compared to prior year, attendance growth in the quarter was adversely impacted due to the Easter holiday falling on April 21st in 2019 versus April 1st in 2018, which shifted a portion of the company’s operating calendar and approximately 200,000 guest visits from the first quarter to the second quarter in 2019.
Total guest spending per capita for the first quarter of 2019 was at an all-time high of $48.48, an increase of $2.40 or 5 percent compared to the first quarter of 2018. This improvement was primarily due to the company’s continued success in upselling guests from single day tickets and season passes to higher-priced memberships. Admissions revenue per capita increased $2.34 or 8 percent to $30.49 and in-park spending per capita increased $0.06 to $17.99.
“I am pleased with our first quarter performance as strong membership penetration continues to be a key driver of our long-term growth strategy, providing both a platform of increasing recurring revenue at higher prices and the ability to further grow attendance, especially as we expand our portfolio of parks” said Jim Reid-Anderson, Chairman, President and CEO. “With our record-high Active Pass Base, ongoing price increases, growing dining pass penetration, and both domestic and international expansion opportunities, we are very well-positioned to deliver our tenth consecutive year of record financial performance in 2019.”
Since most of the parks were not scheduled to be open during the first quarter, the company had a net loss1 of $69 million, an increased loss of $7 million compared to the prior year period. The net loss per share for the first quarter of 2019 was $0.82 compared to a loss per share of $0.74 in the first quarter of 2018. Adjusted EBITDA2 for the first quarter was a loss of $32 million, an increased loss of $13 million compared to the prior year period primarily due to the timing of Easter and incremental lease and other costs from the company’s five new U.S. parks acquired on June 1, 2018—costs that the company did not incur in the first quarter of 2018.
As anticipated, deferred revenue of $178 million as of March 31, 2019, decreased by $4 million or 2 percent from March 31, 2018, primarily due to both a higher mix of longer-tenured members versus last year and lower pass sales in the quarter as several parks opened later this year due to the timing of the Easter holiday. Going forward, the company expects deferred revenue growth will be muted and may decline as a growing pool of members retain their memberships beyond their initial twelve-month commitment period, at which time revenue is recognized monthly as cash is received and no longer contributes to deferred revenue.
The Active Pass Base, which includes all members and season pass holders, increased 5 percent year-over-year to a new all-time high for the first quarter despite the Easter shift of membership and season pass sales into the second quarter. The mix of memberships in the Active Pass Base increased significantly because of the company’s highly successful rollout of a new membership program with premium tiers. Members are the company’s most loyal and valuable guests, having higher retention rates and generating more recurring revenue and cash flow for the company than a single day guest or season pass holder. In addition, season passes and memberships provide an excellent hedge against inclement weather throughout the season.
In the first quarter of 2019, the company invested $47 million in new capital projects. The company also paid $69 million in dividends, or $0.82 per common share. Net Debt as of March 31, 2019, calculated as total reported debt of $2.2 billion less cash and cash equivalents of $20 million, represented a net leverage ratio of 4.1 times Adjusted EBITDA.

As previously announced, on April 17, 2019, the company completed the refinancing of its bank credit facilities, including increasing the amount of its Term Loan B from $584 million to $800 million and increasing its revolving credit facility from $250 million to $350 million. The company intends to use the net proceeds for general corporate purposes, including paying down the balance of the prior revolving credit facility and for share repurchases. The authorized share repurchase amount available as of March 31, 2019, was $232 million.
Conference Call
At 8:00 a.m. Central Time tomorrow, April 24, 2019, the company will host a conference call to discuss its first quarter 2019 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through May 1, 2019, by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 8177678.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements and planned initiatives in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our dividend policy and ability to pay dividends on our common stock, (v) the effect of and cost and timing of compliance with newly enacted laws, regulations and accounting policies, (vi) our ability to realize the benefits of acquisitions and the timing and certainty of future growth opportunities and strategic initiatives, (vii) our expectations regarding uncertain tax positions, (viii) our operations and results of operations, and (ix) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; accidents occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements and ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.
Footnotes

(1)
Net loss is defined as net loss available to the company net of income attributable to non-controlling interests and is consistent with Net loss attributable to Six Flags Entertainment Corporation in the accompanying financial statements.

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Park admissions	$66,080	$66,321	$809,823	$756,648
Park food, merchandise and other	38,978	42,246	550,259	535,668
Sponsorship, international agreements and accommodations	23,135	20,397	102,854	96,194
Total revenue	128,193	128,964	1,462,936	1,388,510
Operating expenses (excluding depreciation and amortization shown separately below)	114,522	102,500	586,746	521,473
Selling, general and administrative expenses (excluding depreciation, amortization and stock-based compensation shown separately below)	36,219	36,385	178,686	183,169
Costs of products sold	10,275	10,463	121,615	113,256
Other net periodic pension benefit	(1,055)	(1,277)	(4,947)	(3,753)
Depreciation	28,470	28,018	113,698	110,581
Amortization	603	611	2,439	2,428
Stock-based compensation	3,891	4,553	(47,346)	(30,134)
Loss on disposal of assets	1,136	1,911	1,104	5,200
Interest expense, net	28,348	25,885	109,706	103,894
Loss on debt extinguishment	—	—	—	37,116
Other (income) expense, net	(427)	1,935	1,146	3,109
(Loss) income before income taxes	(93,789)	(82,020)	400,089	342,171
Income tax (benefit) expense	(24,657)	(19,675)	90,873	33,942
Net (loss) income	(69,132)	(62,345)	309,216	308,229
Less: Net income attributable to noncontrolling interests	—	—	(40,007)	(39,210)
Net (loss) income attributable to Six Flags Entertainment Corporation	$(69,132)	$(62,345)	$269,209	$269,019

Weighted-average common shares outstanding:
Basic:	84,126	84,457	84,019	85,151
Diluted:	84,126	84,457	85,192	86,689

Net (loss) income per average common share:
Basic:	$(0.82)	$(0.74)	$3.20	$3.16
Diluted:	$(0.82)	$(0.74)	$3.16	$3.10

Balance Sheet Data

	As of
(Amounts in thousands)	March 31, 2019	December 31, 2018
Cash and cash equivalents	$20,434	$44,608
Total assets	2,724,907	2,517,328

Deferred revenue	178,047	146,227
Short-term borrowings	165,000	43,000
Long-term debt	2,064,557	2,063,512

Redeemable noncontrolling interests	525,271	525,271

Total stockholders' deficit	(765,182)	(643,093)

Shares outstanding	84,246	83,962

SIX FLAGS ENTERTAINMENT CORPORATION

Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.
The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA for the three and twelve months ended March 31, 2019 and March 31, 2018:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net (loss) income	$(69,132)	$(62,345)	$309,216	$308,229
Income tax (benefit) expense	(24,657)	(19,675)	90,873	33,942
Other (income) expense, net	(427)	1,935	1,146	3,109
Loss on debt extinguishment	—	—	—	37,116
Interest expense, net	28,348	25,885	109,706	103,894
Loss on disposal of assets	1,136	1,911	1,104	5,200
Amortization	603	611	2,439	2,428
Depreciation	28,470	28,018	113,698	110,581
Stock-based compensation	3,891	4,553	(47,346)	(30,134)
Impact of Fresh Start valuation adjustments (2)	—	3	15	33
Modified EBITDA (3)	(31,768)	(19,104)	580,851	574,398
Third party interest in EBITDA of certain operations (4)	—	—	(40,007)	(39,210)
Adjusted EBITDA (3)	$(31,768)	$(19,104)	$540,844	$535,188

Weighted-average common shares outstanding — basic:	84,126	84,457	84,019	85,151

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net cash (used in) provided by operating activities to Adjusted Free Cash Flow for the three and twelve months ended March 31, 2019 and March 31, 2018:

	Three Months Ended		Twelve Months Ended
(Amounts in thousands)	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
Net cash (used in) provided by operating activities	$(40,823)	$(22,807)	$395,116	$482,848
Changes in working capital	(17,151)	(28,004)	61,523	(26,476)
Interest expense, net	28,348	25,885	109,706	103,894
Income tax (benefit) expense	(24,657)	(19,675)	90,873	33,942
Amortization of debt issuance costs	(1,007)	(962)	(4,024)	(3,852)
Other (income) expense, net	(344)	26	4,443	(3,790)
Interest accretion on notes payable	(338)	(335)	(1,347)	(1,299)
Changes in deferred income taxes	24,204	26,765	(75,454)	(10,902)
Impact of Fresh Start valuation adjustments (2)	—	3	15	33
Third party interest in EBITDA of certain operations (4)	—	—	(40,007)	(39,210)
Capital expenditures, net of property insurance recovery	(47,459)	(42,483)	(138,100)	(125,545)
Cash paid for interest, net	(31,426)	(29,622)	(99,315)	(89,137)
Cash taxes (5)	(5,310)	(6,994)	(28,325)	(18,805)
Adjusted Free Cash Flow (6)	$(115,963)	$(98,203)	$275,104	$301,701

Weighted-average common shares outstanding — basic:	84,126	84,457	84,019	85,151

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal federal cash taxes for the next two years.

(6)
Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.